Exhibit 99.1

Contacts:
Media:
Hugh Burns/Stephanie Pillersdorf/Brooke Morganstein
Sard Verbinnen & Co
212 687-8080

Simon Investor Relations:
Shelly Doran
317 685-7330

SIMON AND FARALLON COMMENCE TENDER OFFER TO ACQUIRE
THE MILLS COMMON SHARES FOR $25.25 PER SHARE IN CASH

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Indianapolis, IN, and San Francisco, CA, March 1, 2007 — Simon Property Group, Inc. (NYSE: SPG) (“SPG”) and Farallon Capital Management, L.L.C. (“Farallon”), today announced that a joint venture between an entity owned by SPG and funds managed by Farallon has commenced a tender offer to purchase all of the outstanding shares of The Mills Corporation (NYSE: MLS) (“The Mills”) common stock for $25.25 per share in cash.

The tender offer (the “Offer”) is being made pursuant to a merger agreement (“the Agreement”) with The Mills, dated as of February 12, 2007, and is scheduled to expire at midnight, New York City time, at the end of Wednesday March 28, 2007, unless extended.

The Board of Directors of The Mills has recommended that holders of shares of The Mills common stock accept the Offer and tender their shares in the Offer.

There is no financing condition to the tender offer.  The tender offer is subject to the satisfaction of certain conditions set forth in the Agreement, including there being validly tendered and not withdrawn that number of shares of The Mills common stock that, together with all other shares owned by SPG, certain funds managed by Farallon and their respective affiliates, represents a majority of the total number of outstanding shares of common stock of The Mills on a fully-diluted basis, and other customary conditions.

Merrill Lynch & Co. is serving as financial advisor and Fried, Frank, Harris, Shriver & Jacobson LLP is acting as legal counsel to SPG.  Paul, Weiss, Rifkind, Wharton & Garrison LLP and Richards Kibbe & Orbe LLP are acting as legal counsel to Farallon.

About Simon Property Group

Simon Property Group, Inc. (“SPG”), an S&P 500 company headquartered in Indianapolis, Indiana, is a real estate investment trust engaged in the ownership, development and management of retail real estate, primarily regional malls, Premium Outlet Centers(R) and community/lifestyle centers.  SPG’s current total market capitalization is approximately $52 billion.  Through its subsidiary partnership, SPG currently owns or has an interest in 286 properties in the United States containing an aggregate of 201 million square feet of gross leasable area in 38 states plus Puerto Rico.  SPG also owns interests in 53 European shopping centers in France, Italy, and Poland; 5 Premium Outlet Centers in Japan; and one Premium Outlet Center in Mexico.  Additional Simon Property Group information is available at www.simon.com.

About Farallon Capital Management, L.L.C.

Farallon Capital Management, L.L.C. (“Farallon”) is a global, San Francisco-based investment management company that manages discretionary equity capital of more than $26 billion, largely from institutional investors such as university endowments, foundations, and pension plans.  Farallon was founded in March 1986 by Thomas F. Steyer.  Farallon invests in public and private debt and equity securities, direct investments in private companies and real estate.  Farallon invests in real estate across all asset classes around the world, including the United States, Europe, Latin America and India.  More information about Farallon may be found at www.faralloncapital.com.

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Forward-Looking Statements

This release contains some forward-looking statements as defined by the federal securities laws which are based on our current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, projected or implied.  We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

This announcement is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell any securities. The solicitation and the offer to purchase all of the outstanding shares of The Mills common stock are only being made pursuant to the tender offer statement, offer to purchase and related materials that are being filed with the Securities and Exchange Commission (SEC) on March 1, 2007.

The Mills stockholders are urged to read the tender offer statement, letter of transmittal and other materials relating to the tender offer, as they contain important information, including the various terms of, and conditions to, the tender offer.  Stockholders can obtain a copy of the tender offer statement, letter of transmittal and other related materials free of charge from the SEC’s Edgar Database, which can be accessed through the SEC’s Internet site (http://www.sec.gov) or from the information agent for the tender offer, Innisfree M&A Incorporated, by calling (888) 750-5834 (call toll-free). We urge The Mills stockholders to carefully read those materials prior to making any decision with respect to the tender offer.

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